Exhibit 99.1

Contact:	Dan Yarbrough, Vice President of Investor Relations
danyarbrough@orthofix.com
(617) 912-2903

Orthofix International Announces
Record Revenue in 4th Quarter 2009

•	Q409 sales totaled $144 million, up 9% from Q408; up 7% on a constant currency basis
•	Q409 sales of spinal implants & biologics up 15% vs. prior year; sales of spine stimulation products grew 12%
•	Fourth quarter consolidated gross margin increased 80 basis points to 74.5%,
•	Operating margin increased to 15.3%,
•	Spinal implants and biologics division achieves operating profitability, and
•	Q409 reported net income was $0.55 per diluted share; excluding certain items, adjusted net income was $0.53 per diluted share, up 33% from the prior year.

Boston, MA, Feb 17, 2010– Orthofix International N.V. (NASDAQ:OFIX) (the Company) today announced its results for the fourth quarter and full year ended December 31, 2009.  Total revenue was a record $144 million, which was an increase of 9% over the fourth quarter of 2008.  Excluding the favorable $2.5 million impact of foreign currency on fourth quarter sales, revenue increased 7% on a constant currency basis.

Reported fourth quarter net income totaled $9.5 million, or $0.55 per diluted share.  This compared with a reported loss of $717,000, or ($0.04) per share, in the fourth quarter of the prior year.  Excluding certain items summarized in the table below, adjusted net income in the fourth quarter of 2009 was $9.2 million, or $0.53 per share.  This was an increase of 33% compared with adjusted net income of $0.40 per share in the fourth quarter of the prior year.

The Company’s fourth quarter operating income was $22.0 million, or 15.3% of total revenue, compared with operating income of $9.4 million, or 7.1% of total revenue, in the prior year.  Excluding certain items in 2008 as summarized in the table in the Regulation G Supplemental Information Schedule attached to this release, adjusted operating income in the fourth quarter of 2009 increased 21.8%.

Exhibit 99.1

“Orthofix’s strong fourth quarter capped off a year in which operational improvements at our spinal implants business, and the strong performance of our other core business segments, drove higher consolidated profit margins and operating cash flows.  This solid performance allowed us to deleverage our balance sheet and reinvest in the Company’s future, as demonstrated by the successful launch of several important new products,” said President and CEO Alan Milinazzo.

Guidance

In 2010 Orthofix expects to generate between $580 and $588 million in total revenue, including $28-$30 million of revenue from Trinity® Evolution™.  The Company expects reported earnings to be between $2.00 and $2.04 per diluted share. This earnings estimate includes $1 million in R&D expenses representing a pretax milestone payment associated with a strategic initiative with Intelligent Implant Systems. These expectations, as well as the additional guidance below, assume the Company makes no material acquisitions or divestitures.

The Company also provided the following additional full-year 2010 guidance:

•	gross profit margin of 74%-76%,
•	operating profit margin of 13%-14%,
•	depreciation/amortization expense of $22-$24 million, including approximately $9 million of depreciation recorded in cost of sales,
•	capital expenditures of $28-$30 million,
•	research and development as a percent of revenue totaling 5.5%-6.5%,
•	consolidated EBITDA of $110-$115 million, as defined in the Company’s amended credit facility previously filed with SEC,
•	interest expense of $23-$25 million,
•	stock compensation expense of $10-$11 million,
•	a tax rate of 37%-38%, and
•	average fully diluted shares outstanding of approximately 17.7 million.

Non-GAAP Performance Measures

The first table below presents a reconciliation of fourth quarter net income calculated in accordance with generally accepted accounting principles (GAAP) to a non-GAAP performance measure, referred to as “Adjusted net income”, that excludes from net income the items specified in the table.  The Regulation G Supplemental Information Schedule attached to this release includes additional reconciliations between GAAP measures and non-GAAP measures  referred to as “Adjusted Net Income”, “Consolidated EBITDA”,  “Adjusted Sports Medicine Revenue”, “Adjusted Gross Margin” and “Adjusted Operating Margin”.  Management believes it is important to provide investors with the same non-GAAP metrics it uses to supplement information regarding the performance and underlying trends of Orthofix’s business operations in order to facilitate comparisons to its historical operating results and internally evaluate the effectiveness of the Company’s operating strategies.  A more detailed explanation of the items in the table below that are excluded from GAAP net income, as well as why management believes the non-GAAP measures are useful to them, is included in the Regulation G Supplemental Information schedule attached to this press release.

Exhibit 99.1

Reconciliation of Non-GAAP Performance Measure

Fourth Quarter Adjusted Net Income	Q409		Q408
	($000's)	EPS	($000's)	EPS

Reported GAAP net income/(loss)	$9,461	$0.55	$(717)	$(0.04)

Specified Items:

Foreign exchange loss	$171	$0.01	$1,103	$0.06
Unrealized, non-cash (gain)/loss on interest rate swap	$(476)	$(0.03)	$5,184	$0.30
Strategic investments	---	---	$3,640	$0.21
Reorganization/consolidation costs	---	---	$913	$0.05
Tax benefits	---	---	$(3,358)	$(0.20)
Adjusted net income	$9,156	$0.53	$6,765	$0.40

NOTE: Some calculations may be impacted by rounding

Revenue

Total fourth quarter sales in the Company’s spine sector were up 13% year-over-year, to $74.4 million.  Spine stimulation revenue increased 12%, to $41.9 million, driven by the continued success of the Company’s devices, which include the only FDA-approved stimulator for the cervical spine.  Spinal implant and biologic revenue was $32.5 million, which was 15% higher than the fourth quarter of 2008.  The year-over-year growth in spinal implants and biologic revenue was primarily due to a 31% increase in U.S. sales of lumbar and cervical spine implant devices, driven mainly by the Company’s recent introductions of the Firebird™ pedicle screw system and Pillar™ SA interbody device.  The Company’s biologic revenue from the spinal implants division decreased 25% compared with the prior year as a result of the transition to recording a marketing fee for Trinity® Evolution™ versus previously recording full end user sales for the Company’s prior stem cell-based allograft.  During the fourth quarter, marketing fees from Trinity® Evolution™ in the spine division totaled approximately $4.4 million, which was a sequential increase of 27% from the third quarter of 2009.  Because the Company does not purchase inventory of Trinity® Evolution™ it does not incur any associated cost of sales.  As such, the gross profit margin for the new allograft is 100% of the recorded revenue, which compares favorably to the gross profit margin of approximately 50% of sales for the prior allograft.

Reported fourth quarter revenue in the Company’s orthopedic business was $35.9 million, which was an increase of 11%, and represented growth of 4% on a constant currency basis, compared with the prior year.  The constant currency revenue growth was driven primarily by increases in global sales of internal fixation and external fixation devices of approximately 23% and 6%, respectively. Additionally, the Company reported approximately  $900,000 in revenue from Trinity® Evolution™ in its orthopedic business.

Exhibit 99.1

Sports medicine revenue in the fourth quarter decreased 5% compared with 2008, to $23.0 million.  The decrease was the result of a change in the revenue recognition for one distributor, which resulted in the commission expense related to the distributor now being recorded as a reduction of that distributor’s gross sales.  The full-year impact to revenue of approximately $1.5 million was all recognized in the fourth quarter, and had no impact to operating results.  Excluding the impact of this change, sports medicine revenue in the fourth quarter would have increased 1% year-over-year.  U.S. revenue from the Company’s core bracing and cold therapy products increased 3% in the fourth quarter, which reflected the recent expansion of certain product lines, including soft goods and spine bracing, as well as bracing for the upper extremities and the ankles and feet.

Gross Margin

The gross profit margin in the fourth quarter of 2009 was 74.5%, which was 80 basis points higher than the fourth quarter of 2008.  The year-over-year improvement is primarily due to a higher mix of revenue from the Company’s higher margin spine stimulation and spinal implants businesses.

Operating Expenses

Fourth quarter sales and marketing (S&M) expenses as a percent of revenue decreased 320 basis points year-over-year, to 37.1%.  The lower S&M ratio was due primarily to an increase in sales tax expense in the fourth quarter of 2008, as well as an increase in revenue in the fourth quarter of 2009 from the Company’s international spinal implants markets, which generally operate in more of a fixed overhead environment.

General and administrative (G&A) expenses in the fourth quarter of 2009 increased by 50 basis points year-over-year, to 16.8% of sales.  The increase is due primarily to an accrual recorded for potential royalties payable in connection with litigation in the Company’s vascular business.

Research and development (R&D) expenses as a percent of revenue were 3.9% in the fourth quarter of 2009, compared with 8.6% in the prior year.  R&D expenses in the fourth quarter of 2008 included $5.6 million ($3.6 million net of tax, or $0.21 per share) in costs associated with the development of Trinity® Evolution™.

Other Income and Expenses

Fourth quarter net interest expense was $6.2 million, compared with net interest expense of approximately $6.0 million in the fourth quarter of the prior year.  The year-over-year increase reflects a higher rate of interest partially offset by a lower outstanding debt balance.

Exhibit 99.1

During the fourth quarter the Company incurred an unrealized, non-cash gain of approximately $806,000 ($476,000 net of tax, or $0.03 per share) which resulted from changes in the fair value of the Company’s interest rate swap.  Mark-to-market adjustments related to this swap are required to be reported in quarterly earnings through the expiration of the swap in June 2011.

The Company also incurred a foreign exchange loss of approximately $290,000 ($171,000 net of tax, or $0.01 per share) in the fourth quarter primarily due to unrealized, non-cash foreign currency adjustments resulting from a strengthening of the U.S. dollar against various foreign currencies.  A number of Orthofix’s foreign subsidiaries have intercompany and trade accounts payable that are denominated in currencies, most notably the U.S. Dollar, other than their local currency, and movements in the relative values of those currencies have and are expected to continue to result in foreign exchange gains and losses.

Taxes

The reported tax rate in the fourth quarter of 2009 was approximately 41%.

Cash and Liquidity

Orthofix’s Consolidated EBITDA, as calculated in accordance with the Company’s amended credit facility, was $31.1 million in the fourth quarter.  At the end of the fourth quarter the Company’s leverage ratio, as defined in its amended credit facility, was 2.6, which was below the 3.25 maximum leverage ratio allowed in the amended credit facility.   A reconciliation of reported net income to Consolidated EBITDA is included in the Regulation G Supplemental Information Schedule attached to this release.

Cash flow from operations in the fourth quarter of 2009 was approximately $21.7 million, compared with $24.3 million in the prior year.  Orthofix continues to have a $45 million unused revolving credit facility, and at the end of the fourth quarter the Company was in compliance with the financial covenants contained in its amended credit agreement.

The total cash balance of $25.0 million at December 31, 2009 compared with $25.6 million at December 31, 2008.  The change in cash balance includes the impact of five previously announced repayments of debt ahead of their scheduled maturities totaling $25 million.

Full Year 2009 Results

Total revenue for the full year 2009 was $545.6 million, which represented a 5% increase over 2008, or 7% on a constant currency basis.

Total net income for 2009 was $24.5 million, or $1.42 per diluted share.  Excluding certain items, total adjusted net income for the year 2009 was $29.4 million, or $1.75 per diluted share.  This was an 11.5% increase compared with total adjusted net income of $27 million, or $1.57 per share, in 2008.  A reconciliation of full year adjusted net income is included in the Regulation G Supplemental Information Schedule attached to this release.

Exhibit 99.1

Excluding certain items, total adjusted operating income for 2009 was $73.9 million, or 13.5% of total revenue, compared with adjusted operating income of $60.3 million, or 11.6%, in 2008.  This represented a 22.5% increase in operating income year-over-year.  A reconciliation of full year adjusted operating income is included in the Regulation G Supplemental Information Schedule attached to this release.

The gross profit margin for the full year 2009 was 74.6%, compared with 70.7% in 2008.  Excluding an $11.5 million inventory reserve recorded in 2008, the adjusted gross profit margin in 2008 was 73.0%.  The increase in the consolidated gross profit margin was driven primarily by an increase in the gross profit margin at the Company’s spinal implants and biologics division, including the impact of Trinity® Evolution™, which has a gross profit margin of 100%, which is approximately twice that of the Company’s prior stem cell-based allograft.

Full-year 2009 S&M expenses decreased 20 basis points year-over-year, to 39.6% of total revenue, and full-year 2009 G&A expenses increased 50 basis points year-over-year, to 16.3%.  The increase was mainly due to costs associated with the Company’s reorganization and consolidation plan, which was primarily related to the spinal implants and biologic division.  Full-year 2009 R&D expenses decreased 10 basis points year-over year, to 5.8% of total revenue.

Full-year 2009 Consolidated EBITDA, as calculated in accordance with the Company’s amended credit facility, was $102.1 million, which was an increase of 20.2% compared with 2008.  The increase is due primarily to higher gross and operating margins year-over-year.  Cash flow from operations for the full year 2009 was up 87% from the prior year, to $50.0 million.

Taxes

The reported full year tax rate in 2009 was approximately 39%, which was in line with the Company’s full-year guidance of 37%-39%.

Conference Call

Orthofix will host a conference call today at 4:30 PM Eastern time to discuss the Company’s financial results for the fourth quarter and full-year 2009.  Interested parties may access the conference call by dialing (888) 267-2845 in the U.S., and (973) 413-6102 outside the U.S., and providing the conference ID 87421.  A replay of the call will be available for one week by dialing (888) 332-6854 in the U.S., and (973) 528-0005 outside the U.S., and entering the conference ID 87421.

Exhibit 99.1

About Orthofix

Orthofix International, N.V. is a global medical device company offering a broad line of minimally invasive surgical, and non-surgical, products for the spine, orthopedic, and sports medicine market sectors that address the lifelong bone-and-joint health needs of patients of all ages–helping them achieve a more active and mobile lifestyle.  Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, including BREG, Inc. and via collaborations with other leading orthopedic product companies.  In addition, Orthofix is collaborating on R&D activities with leading medical institutions such as the Musculoskeletal Transplant Foundation, the Orthopedic Research and Education Foundation, The University of Medicine and Dentistry of New Jersey and the National Osteoporosis Institute.  For more information about Orthofix, please visit www.orthofix.com.

FORWARD-LOOKING STATEMENTS

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of its products, including recently launched products, unanticipated expenditures, changing relationships with customers, suppliers, strategic partners and lenders, changes to and the interpretation of governmental regulations, ongoing governmental investigations of our businesses which could result in civil or criminal liability or findings of violations of law (as further described in the “Legal Proceedings” sections of our annual report on Form 10-K and quarterly reports on Form 10-Q), risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry, credit markets and the economy, corporate development and market development activities, including acquisitions or divestitures, unexpected costs or operating unit performance related to recent acquisitions, and other factors described in our annual report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission (SEC).

- Financial tables follow –

Exhibit 99.1

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, U.S. Dollars, in thousands, except per share and share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Net sales	$144,016	$132,303	$545,635	$519,675
Cost of sales	36,749	34,730	138,450	152,014
Gross profit	107,267	97,573	407,185	367,661

Operating expenses
Sales and marketing	53,396	53,261	215,943	206,913
General and administrative	24,171	21,554	88,866	81,806
Research and development	5,624	11,444	31,460	30,844
Amortization of intangible assets	2,097	1,874	7,041	17,094
Impairment of goodwill and certain intangible assets	0	0	0	289,523
Other Income/(Expense) Gain on sale of Pain Care® Operations	0	0	0	(1,570)
	85,288	88,133	343,310	624,610

Operating income/(loss)	21,979	9,440	63,875	(256,949)

Other income/(expense), net
Interest expense, net	(6,242)	(5,966)	(24,627)	(19,674)
Loss on refinancing of senior secured term loan	0	0	0	(5,735)
Other expense	(494)	(1,965)	(1,079)	(4,702)
Unrealized non-cash gain/(loss) on interest rate swap	806	(7,975)	1,852	(7,975)
Other income/(expense), net	(5,930)	(15,906)	(23,854)	(38,086)
Income/(loss) before income taxes	16,049	(6,466)	40,021	(295,035)
Income tax benefit/(expense)	(6,588)	5,749	(15,549)	66,481
Net income/(loss)	$9,461	$(717)	$24,472	$(228,554)

Net income/(loss) per common share - basic	$0.55	$-0.04	$1.43	$-13.37

Net income/(loss) per common share - diluted	$0.55	$-0.04	$1.42	$-13.37

Weighted average number of common shares outstanding - basic	17,135,542	17,102,141	17,119,474	17,095,416

Weighted average number of common shares outstanding - diluted	17,301,659	17,102,141	17,202,943	17,095,416

Exhibit 99.1

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, U.S. Dollars, in thousands)

	December 31,	December 31,
	2009	2008

Assets
Current assets:
Cash and cash equivalents	$13,328	$14,594
Restricted cash	11,630	10,998
Trade accounts receivable, net	129,777	110,720
Inventory, net	94,624	91,185
Deferred income taxes	20,286	17,543
Prepaid expenses and other current assets	29,849	29,610
Total current assets	299,494	274,650

Investments	345	2,095
Property, plant and equipment, net	38,694	32,660
Patents and other intangible assets, net	47,628	53,546
Goodwill	185,175	182,581
Deferred taxes and other long-term assets	19,137	15,683

Total assets	$590,473	$561,215

Liabilities and shareholders' equity
Current liabilities:
Bank borrowings	$2,209	$1,907
Current portion of long-term debt	3,332	3,329
Trade accounts payable	23,302	23,865
Other current liabilities	59,210	45,894
Total current liabilities	88,053	74,995

Long-term debt	249,132	277,533
Deferred income taxes	6,115	4,509
Other long-term liabilities	6,904	2,117
Total liabilities	350,204	359,154

Shareholders' equity:
Common shares	1,714	1,710
Additional paid-in capital	177,246	167,818
	178,960	169,528
Retained earnings	54,119	29,647
Accumulated other comprehensive income	7,190	2,886
Total shareholders' equity	240,269	202,061

Total liabilities and shareholders' equity	$590,473	$561,215

Exhibit 99.1

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, U.S. Dollars, in thousands)

	Twelve Months Ended December 31,
	2009	2008

Cash flows from operating activities:
Net income/(loss)	$24,472	$(228,554)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation and amortization	22,344	31,279
Amortization of debt costs	248	911
Provision for doubtful accounts	7,335	7,261
Provision for inventory obsolescence	8,760	10,913
Loss on refinancing of senior secured term loan	0	3,660
Impairment of goodwill and certain intangible assets	0	289,523
Impairment of investments held at cost	0	1,500
Change in fair value of interest rate swap	(1,852)	7,975
Deferred taxes	(4,409)	(79,158)
Share-based compensation	10,752	10,589
Minority interest	34	0
Amortization of step up of fair value in inventory	0	493
Gain on sale of Pain Care® operations	0	(1,570)
Other	2,507	(743)
Change in operating assets and liabilities:
Restricted cash	(612)	5,444
Accounts receivable	(23,858)	(13,182)
Inventories	(8,941)	(13,731)
Prepaid expenses and other current assets	(12)	(5,046)
Accounts payable	(1,310)	675
Current liabilities	14,512	(1,469)
Net cash provided by operating activities	49,970	26,770

Cash flows from investing activities:
Capital expenditures	(21,998)	(20,192)
Investment in collaborative arrangements	(2,000)	0
Proceeds from sale of investments held at cost	1,711	769
Proceeds from sale of Pain Care® operations	0	5,980
Net cash used in investing activities	(22,287)	(13,443)

Cash flows from financing activities:
Net proceeds from issuance of common shares	70	1,734
Repayments of long-term debt	(28,323)	(17,069)
Proceeds from (repayments of) bank borrowings, net	248	(6,721)
Payment of refinancing fees	0	(283)
Cash payment for purchase of minority interest in subsidiary	(1,143)	(500)
Repurchase of equity	(220)	0
Tax benefit on non-qualified stock options	25	22
Net cash used in financing activities	(29,343)	(22,817)

Effect of exchange rate changes on cash	394	(980)

Net decrease in cash and cash equivalents	(1,266)	(10,470)
Cash and cash equivalents at the beginning of the year	14,594	25,064
Cash and cash equivalents at the end of the period	$13,328	$14,594

Exhibit 99.1

External net sales by market sector
(In US$ millions)

	Three Months Ended December 31,				Twelve Months Ended December 31,
				Constant				Constant
			Reported	Currency			Reported	Currency
	2009	2008	Growth	Growth	2009	2008	Growth	Growth

Spine
Stimulation	41.9	37.4	12%	12%	159.0	141.8	12%	12%
Implants and Biologics	32.5	28.3	15%	15%	120.4	110.4	9%	9%
Total Spine	74.4	65.7	13%	13%	279.4	252.2	11%	11%

Orthopedic	35.9	32.3	11%	4%	131.3	129.2	2%	7%

Sports Medicine	23.0	24.3	-5%	-6%	96.4	94.5	2%	2%

Vascular	6.1	4.5	36%	35%	18.7	17.9	4%	8%

Other Products	4.6	5.5	-16%	-19%	19.8	25.9	-24%	-12%

Total	$144.0	$132.3	9%	7%	$545.6	$519.7	5%	7%

Regulation G Supplemental Information Schedule

The information in this schedule is set up in three sections intended to address different aspects of Regulation G.

Section 1 includes a Reconciliation of a Non-GAAP Performance Measure for each non-GAAP metric included in the release to which this supplemental information is attached, except for the reconciliation pertaining to Adjusted Net Income for the fourth quarter of 2009, which is included in the body of the release to which this supplemental information is attached.

Section 2 contains explanations of each of the specified items listed in each Reconciliation of a Non-GAAP Performance Measure included in Section 1 of this Supplemental Information Schedule or in the text of the press release to which the schedule is attached.

Section 3 provides detailed disclosures indicating the reasons management believes our non-GAAP measures are useful.

Exhibit 99.1

Section 1

Consolidated EBITDA
Orthofix International NV

(In thousands)

	Q4 2009	TTM 12/31/09
Orthofix:

Net Income	$9,461	$24,472

Depreciation and Amortization	6,279	22,344
Interest	6,318	24,820
Unrealized non-cash gain on interest rate swap	(806)	(1,852)
Tax Expense	6,589	15,549
Share-based compensation	2,874	10,752
Product Commercialization Investments	-	4,900
Other Non-Cash Charges	407	1,071

Consolidated EBITDA	$31,122	$102,056

NOTE: For the definition of Consolidated EBITDA please refer to a copy of the credit agreement, dated September 22, 2006, which was filed as Exhibit 10.1 to Orthofix's current report on Form 8-K filed on September 27, 2006, and a copy of the first amendment to the credit agreement, dated September 29, 2008, which was filed as Exhibit 10.1 to Orthofix's current report on Form 8-K filed on September 29, 2008.  These documents can be found at the SEC's website at www.sec.gov.

Adjusted 4th Quarter Sports Medicine Revenue			%
($ millions)	Q409	Q408	Change
Reported Revenue	$23.0	$24.3	-5.3%

Impact of change in revenue recognition for distributor	$1.5	---
Pain Therapy revenue		$(0.1)

Adj. Sports Med Rev	$24.5	$24.2	1.2%

Exhibit 99.1

Full year 2009 Adjusted Net Income
($000s)	2009		2008
	Net Income	EPS	Net Income	EPS
Reported net income/(loss)	$24,472	$1.42	$(228,554)	$(13.37)

Strategic investments	$3,691	$0.21	$7,866	$0.46
Reorganization costs	$2,325	$0.14	$2,785	$0.16
FX loss	$273	$0.02	$1,772	$0.10
Unrealized, non-cash (gain)/loss on int rate swap	$(1,173)	$(0.07)	$5,184	$0.30
Asset impairment & inventory reserve	---	---	$237,689	$13.90
Tax benefits	---	---	$(3,358)	$(0.20)
Credit agreement amendment costs	---	---	$3,579	$0.21
Costs associated with proxy contest	$494	$0.03	---	---

Adjusted net income	$30,082	$1.75	$26,963	$1.57

Full year 2009 Adjusted Gross Profit Margin
($000s)	2009		2008
	Gross Profit	GPM	Gross Profit	GPM
Reported gross profit margin	$407,185	74.6%	$367,661	70.7%

Inventory reserve	---	---	$11,500	2.2%

Adjusted gross profit margin	$407,185	74.6%	$379,161	73.0%

Full year adjusted operating margin

($000s)
	FY09	FY08

Reported Op Margin	$63,875	$(256,949)
Adjustments:
Strategic investments	$5,650	$11,927
Reorg/consolidation plan	$3,627	$4,328
Impairment/reserve		$301,023
Proxy contst costs	$737	---
Total adjustments	$10,014	$317,278

Adjusted Op Margin	$73,889	$60,329
Adj Operating Profit Margin	13.5%	11.6%

Exhibit 99.1

Fourth quarter adjusted operating margin

($000s)
	FY09	FY08

Reported Op Margin	$21,979	$9,440
Adjustments:
Strategic investments		$5,600
Reorg/consolidation plan		$1,400
Sales tax exp adjustment		$1,600
Proxy contst costs		---
Total adjustments	$0	$8,600

Adjusted Operating Income	$21,979	$18,040
Adj Operating Profit Margin	15.3%	13.6%

Section 2

Description of Fourth Quarter and Full Year Specified Items

Adjusted Net Income (4th quarter and full year 2009)
•
Unrealized, non-cash (gain)/loss on interest rate swap- resulted from changes in the fair value of the Company’s interest rate swap.  Mark-to-market adjustments are required to be reported in quarterly earnings through the expiration of the swap in June 2011.

•
Strategic investments- costs related to the Company’s strategic investment in the development and commercialization of a new stem cell-based allograft with MTF, and the agreement with IIS related to the development of a pedicle screw system.

•
Foreign exchange loss- due to unrealized, non-cash translation adjustments resulting from a strengthening of the U.S. dollar against various foreign currencies.  A number of Orthofix’s foreign subsidiaries have intercompany and trade accounts payable that are held in currencies, most notably the U.S. Dollar, other than their local currency, and movements in the relative values of those currencies result in foreign exchange gains and losses.

•	Reorganization/consolidation costs- costs associated with reorganization and facility consolidation plans within various areas of the Company, primarily related to the spinal implants division.
•
Tax benefits- tax benefits resulting from the reversal of a previously recorded reserve for uncertain tax positions, and a favorable geographic mix of pretax gains and losses in certain tax jurisdictions.

•
Asset impairment & inventory reserve- a charges taken by the Company as a result of an analysis that determined the value of certain intangible assets on the balance sheet and certain items in inventory had decreased.

•	Credit agreement amendment costs- expenses associated with the amendment of the Company’s long term credit facility.
•	Costs associated with proxy contest- legal expenses associated with a proxy contest initiated by one of the Company’s shareholders.

Exhibit 99.1

Net Income to Consolidated EBITDA
•	Depreciation and Amortization- non-cash depreciation and amortization expenses.
•	Interest- interest expense related to outstanding debt.
•
Unrealized non-cash gain on interest rate swap- from changes in the fair value of the Company’s interest rate swap.  Mark-to-market adjustments are required to be reported in quarterly earnings through the expiration of the swap in June 2011.

•	Tax expense- income tax expenses incurred by the Company.
•	Share-based compensation- non-cash equity compensation expenses.
•	Product commercialization investments- costs associated with the Development and Commercialization Agreements with MTF, and the acquisition and development of IP from IIS.
•	Other non-cash charges- certain non-cash charges including foreign exchange losses, an inventory step up related to an acquisition and the amortization of a prepaid royalty.

Adjusted Sports Medicine Revenue
•
Impact of Change in Revenue Recognition for Distributor-  the sales and commission expense for one distributor were previously recorded on separate line items on the income statement, but will be netted against each other on the revenue line going forward.

Full Year Adjusted Gross Profit Margin
•	Inventory reserve- expenses recorded as part of Costs of Good Sold in connection with an allowance for obsolescence on products held in inventory.

Fourth Quarter & Full Year Adjusted Operating Margin
•
Strategic investments- costs related to the Company’s strategic investment in the development and commercialization of a new stem cell-based allograft with MTF, and the agreement with IIS related to the development of a pedicle screw system.

•	Reorganization/consolidation costs- costs associated with reorganization and facility consolidation plans within various areas of the Company, primarily related to the spinal implants division.
•	Impairment/reserve- charges taken by the Company as a result of an analysis that determined the value of certain intangible assets on the balance sheet and certain items in inventory had decreased.
•	Costs associated with proxy contest- legal expenses associated with a proxy contest initiated by one of the Company’s shareholders.
•	Sales tax expense adjustment- the result of rulings by certain US states regarding the taxability of some of Orthofix’s products; the adjustment related to sales over a 43 month period.

Exhibit 99.1

Section 3

Management use of, and economic substance behind, Non-GAAP Performance Measures

Management uses non-GAAP measures to evaluate performance period over period, to analyze the underlying trends in the Company's business, to assess its performance relative to its competitors, and to establish operational goals and forecasts that are used in allocating resources. In addition, following the Company's acquisition of Blackstone Medical, and the related increase in Orthofix’s debt, management has increased its focus on cash generation and debt reduction. Management uses these non-GAAP measures as the basis for assessing the ability of the underlying operations to generate cash for use in paying down debt.  In addition, management uses these non-GAAP measures to further its understanding of the performance of the Company's business segments. The items excluded from Orthofix’s non-GAAP measures are also excluded from the profit or loss reported by the Company’s business segments for the purpose of analyzing their performance.

Material Limitations Associated with the Use of Non-GAAP Measures

The non-GAAP measures used in this release may have limitations as analytical tools, and should not be considered in isolation or as a replacement for GAAP performance measures. Some of the limitations associated with the use of these non-GAAP performance measures are that they exclude items that reflect an economic cost to the Company and can have a material effect on cash flows.  Similarly, equity compensation expense does not directly impact cash flows, but is part of total compensation costs accounted for under GAAP.

Compensation for Limitations Associated with Use of Non-GAAP Measures

Orthofix compensates for the limitations of its non-GAAP performance measures by relying upon its GAAP results to gain a complete picture of the Company's performance.  The GAAP results provide the ability to understand the Company’s performance based on a defined set of criteria.  The non-GAAP measures reflect the underlying operating results of the Company’s businesses, excluding non-cash items, which management believes is an important measure of the Company's overall performance.

The Company provides a detailed reconciliation of the non-GAAP performance measures to their most directly comparable GAAP measures, and encourages investors to review this reconciliation.

Exhibit 99.1

Usefulness of Non-GAAP Measures to Investors

Orthofix believes that providing non-GAAP measures that exclude certain items provides investors with greater transparency to the information used by the Company’s senior management in its financial and operational decision-making.  Management believes that providing this information enables investors to better understand the performance of the Company's ongoing operations and to understand the methodology used by management to evaluate and measure such performance. Disclosure of these non-GAAP performance measures also facilitates comparisons of Orthofix’s underlying operating performance with other companies in its industry that also supplement their GAAP results with non-GAAP performance measures.